Exhibit 5.1

June 18, 2020

Viveve Medical, Inc.

345 Inverness Drive South, Building B, Suite 250

Englewood, Colorado 80112

Re:     Securities Registered under Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-1 pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by Viveve Medical, Inc., a Delaware corporation (the “Company”), of up to 5,000,000 shares of the Company’s Common Stock, $0.0001 par value per share (the “Common Stock”), which include 525,000 shares of Common Stock (the “Purchased Shares”) issued and sold by the Company to the selling stockholder listed in the Registration Statement under “Selling Stockholder” (the “Selling Stockholder”) and up to 4,475,000 shares of Common Stock (the “Future Shares”) to be issued and sold by the Company to the Selling Stockholder, in each case pursuant to the terms of the Purchase Agreement dated June 8, 2020, between the Company and the Selling Stockholder (the “Purchase Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company. For purposes of the opinion set forth below, we have assumed that before the Future Shares are issued, the Company does not issue shares of Common Stock or reduce the total number of shares of Common Stock that the Company is authorized to issue under its certificate of incorporation such that the number of unissued shares of Common Stock authorized under the Company’s certificate of incorporation is less than the number of Future Shares.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that (i) the Purchased Shares have been duly authorized and validly issued and are fully paid and non-assessable and (ii) the Future Shares are duly authorized and, assuming a sufficient number of authorized but unissued shares of Common Stock are available for issuance when the Future Shares are issued, the Future Shares, when and if issued and delivered against payment therefor in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and non-assessable.

Viveve Medical, Inc.

June 18, 2020

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP